Office of the Minnesota Secretary of State

Minnesota Business Corporation/Articles of incorporation

Minnesota Statutes, Chapter 30214

The individual(s) listed below who is (are each) 18 years of age or older, hereby adopt(s) the following Articles of Incorporation:

ARTICLE 1 - CORPORATE NAME:

Barrier Homes Inc

ARTICLE 2 - REGISTERED OFFICE AND AGENT(S), IF ANY AT THAT OFFICE:

Name Address:

Randall Scott Boe

4002 14th Ave S Moorhead MN 56560 USA

ARTICLE 3 - MAXIUM SHARES THE CORPORATION MAY ISSUE: 200000000

ARTICLE 4 - INCORPORATOR(S):

Name- Address:

Randall Scott Boe 4002 14th Ave S Moorhead MN 56560

DURATION: PERPETUAL

If you submit an attachment, it will be incorporated into this document- If the attachment conflicts with the information specifically set forth in this document, this document supersedes the data referenced in the attachment_

By typing my name, I. the undersigned, certify that I am signing this document as the person whose signature is required, or as agent of the person(s) whose signature would be required who has authorized me to sign this document his/her behalf, or in both capacities. /further certify that] have Completed all required fields, and that the information in this document is true and correct anti in compliance with the applicable chapter of Minnesota Statutes, I understand that by signing this document' am subject to the penalties Of perjury as set forth in Section 609,48 as if I had signed this document under oath.

SIGNED BY: Randall S Boe

MAILING ADDRESS: 4630 Fargo ND

EMAIL FOR OFFICIAL NOTICES: